Exhibit 99.1

FOR IMMEDIATE RELEASE

MaxLinear, Inc. Announces First Quarter 2016 Financial Results and the Acquisition

of Broadcom Corporation’s Wireless Infrastructure Backhaul Business

First Quarter 2016 Revenue Increases 190 Percent Year-over-Year to $102.7 Million

First Quarter 2016 Net Income Increases 505 Percent Year-over-Year to $19.1 Million

Company Delivers First Quarter 2016 GAAP diluted earnings per share of $0.29

Carlsbad, Calif. – May 9, 2016 – MaxLinear, Inc. (NYSE: MXL), a leading provider of radio frequency (RF) and mixed-signal integrated circuits for cable and satellite broadband communications, the connected home, data center, metro, long-haul fiber networks, and wireless infrastructure today announced financial results for the first quarter ended March 31, 2016, and announced that it has signed a definitive agreement to acquire certain assets and intellectual property related to the wireless infrastructure backhaul business of Broadcom Corporation, or Broadcom, for $80.0 million in cash. The acquisition is currently expected to close on or around July 1, 2016, subject to customary closing conditions and regulatory approvals.

Management Commentary

“We are pleased to announce strong first quarter 2016 revenue of $102.7 million, consistent with our prior guidance, representing an increase of approximately 4 percent sequentially and 190 percent year-over-year, and sequential expansion in both GAAP and non-GAAP gross margins to 59.6 percent and 61.3 percent, respectively. We are also pleased to report a strong quarter of operating cash flow, one in which we generated approximately $39.0 million. The strong cash flow generation reflects our continued focus on supply-chain optimization and tight operating expense management. The strong financial results were driven by continued momentum in the early ramp of our high-speed optical interconnect solutions, as well as strength in legacy video SoCs and across a range of applications in our cable and satellite operator CPE markets, which were offset by softness in terrestrial receivers and satellite outdoor channel stacking units,” commented Kishore Seendripu, Ph.D., Chairman and CEO.

“We remain encouraged by the progress we are making in expanding our strategic footprint into a range of infrastructure markets, as supported by our April 28, 2016 announcement of our acquisition of certain assets and the assumption of certain liabilities related to Microsemi Corporation’s Broadband Wireless Division, which was previously part of PMC-Sierra, Inc., and today’s announcement that we are acquiring Broadcom’s wireless infrastructure backhaul business. We continue to aggressively look for opportunities to accelerate the penetration of our leading analog and mixed-signal technology platform into the wireless infrastructure, data-center, metro and long-haul telecommunications, and cable infrastructure markets,” continued Kishore Seendripu, Ph.D., Chairman and CEO.

Generally Accepted Accounting Principles (GAAP) Results

Net revenue for the first quarter 2016 was $102.7 million, an increase of 4 percent compared to the fourth quarter 2015, and an increase of 190 percent compared to the first quarter 2015. Gross profit for the first quarter 2016 was 59.6 percent of revenue, compared to 56.4 percent for the fourth quarter 2015, and 61.2 percent for the first quarter 2015.

Operating expenses for the first quarter 2016 were $39.5 million, a decrease of 39 percent compared to the fourth quarter 2015, and an increase of 50 percent compared to the first quarter 2015. Operating expenses as a percentage of revenue were 38 percent for the first quarter 2016, 65 percent for the fourth quarter 2015 and 74 percent for the first quarter 2015. The sequential quarterly decrease was primarily due to $21.6 million of non-recurring impairment charges in the fourth quarter 2015 associated with acquired in-process research and development (IPR&D) expenses arising from the Entropic acquisition and the completion in the fourth quarter of amortization of certain acquired Entropic intangible assets, which resulted in a $4.4 million improvement between the first quarter 2016 and the fourth quarter 2015. The year-over-year increase was primarily attributable to the inclusion of Entropic operations in MaxLinear’s operating results.

Net income for the first quarter 2016 was $19.1 million, or $0.29 per share (diluted), which included $2.1 million in restructuring charges related to former Entropic leased facilities, which have now been subleased. These results compare to a net loss of $8.5 million, or $0.14 per share (diluted), for the fourth quarter 2015, and net loss of $4.7 million, or $0.12 per share (diluted), for the first quarter 2015.

Cash flow provided by operations for the first quarter 2016 totaled $39.0 million, compared to cash provided by operations of $24.6 million for the fourth quarter 2015, and cash provided by operations of $3.8 million for the first quarter 2015.

Cash, cash equivalents and investments totaled $166.8 million at March 31, 2016, compared to $130.5 million at December 31, 2015, and $81.3 million at March 31, 2015.

Non-GAAP Results

Non-GAAP gross profit percentage for the first quarter 2016 was 61.3 percent of revenue, compared to 58.1 percent for the fourth quarter 2015, and 61.3 percent for the first quarter 2015.

Non-GAAP operating expenses were $29.4 million, $27.4 million and $17.9 million for the first quarter 2016, fourth quarter 2015 and first quarter 2015, respectively. Non-GAAP operating expenses increased 7 percent when compared to the fourth quarter 2015, and increased 64 percent when compared to first quarter 2015. Non-GAAP operating expenses as a percentage of revenue were 29 percent, 28 percent and 51 percent for the first quarter 2016, fourth quarter 2015 and first quarter 2015, respectively. Non-GAAP operating margins were 33 percent, 30 percent and 11 percent for the first quarter 2016, fourth quarter 2015 and first quarter 2015, respectively.

Non-GAAP net income for the first quarter 2016 was $30.9 million, or $0.47 per share (diluted), compared to $30.1 million, or $0.46 per share (diluted), for the fourth quarter 2015, and $3.6 million, or $0.09 per share (diluted), for the first quarter 2015.

Second Quarter 2016 Revenue and Gross Margin Guidance

We expect revenue in the second quarter 2016 to be between $100 million and $104 million, GAAP gross profit to be approximately 60 percent to 61 percent of revenue, and non-GAAP gross profit to be 62 percent to 63 percent of revenue.

Wireless Infrastructure Backhaul Business Transaction Details

The acquisition of Broadcom’s wireless infrastructure backhaul business is expected to accelerate MaxLinear’s total addressable market expansion efforts in the wireless infrastructure market. The acquisition brings a world-class baseband and RF backhaul technology platform and team, addressing microwave, millimeter wave, and future 5G markets. When combined with MaxLinear’s well-established CMOS RF design and integration capabilities, customers should expect to see new levels of performance, power efficiency, and cost optimized solutions being brought to the market. Based on third-party data and management estimates, MaxLinear estimates the serviceable available market for wireless infrastructure backhaul baseband and RF transceivers market to be approximately $700 million in 2016, and approaching $1 billion by 2021, excluding the incremental market opportunity represented by anticipated future 5G deployments.

The acquisition complements MaxLinear’s multi-year organic development initiative in wireless microwave backhaul RF transceiver solutions.

Broadcom’s wireless infrastructure backhaul business employs approximately 120 people and reported approximately $29.6 million in revenue in calendar year 2015. MaxLinear may record charges for amortization of purchased intangible assets in the third quarter 2016, and expects that it will incur incremental transaction-related deal expenses and expenses associated with post-closing integration services related to the acquisition. The amounts of these charges have not yet been determined. Excluding the charges referenced above, MaxLinear currently expects this transaction to be accretive to non-GAAP earnings per share starting in the third quarter 2016.

Conference Call Details

MaxLinear will host its first quarter 2016 financial results conference call today, May 9, 2016 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To access this call, dial US toll free: 1-888-629-3857 / International: 1-661-378-9892 with conference ID: 93512935. A live webcast of the conference call will be accessible from the investor relations section of the MaxLinear website at http://investors.maxlinear.com, and will be archived and available after the call at http://investors.maxlinear.com until May 23, 2016. A replay of the conference call will also be available until May 23, 2016 by dialing toll free: 1-855-859-2056 and referencing passcode: 93507413.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance (including our current guidance for second quarter 2016 revenue and gross profit percentage); the anticipated impact of the expected acquisition announced today of certain wireless infrastructure backhaul assets from Broadcom, including the anticipated earnings accretion and the timing of such accretion; and trends and growth opportunities in our product markets. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. The definitive agreement and anticipated closing announced today of wireless infrastructure backhaul assets from Broadcom presents particular risks associated with our ability to complete the acquisition, integrate the acquired business, and maintain relationships with employees, customers, and vendors. In addition, our current expectations with respect to the size of the available market and growth opportunities in future years are subject to substantial management assumptions that are themselves subject to material risks and uncertainties. Additional risks and uncertainties that could affect our assumptions and expectations with respect to the proposed acquisition that also generally affect our business, operating results, financial condition, and stock price, include, intense competition in our industry; our dependence on a limited number of customers for a substantial portion of our revenues; uncertainties concerning how end user markets for our products will develop; potential uncertainties arising from continued consolidation among cable television and satellite operators in our target markets and continued consolidation among competitors within the semiconductor industry generally; our ability to develop and introduce new and enhanced products on a timely basis and achieve market acceptance of those products, particularly as we seek to expand outside of our historic markets; the success of our recently completed and proposed acquisitions; potential decreases in average selling prices for our products; risks relating to intellectual property protection and the prevalence of intellectual property litigation in our industry, including pending litigation against us by a third party in the United States District Court in Delaware; our reliance on a limited number of third party manufacturers; and our lack of long-term supply contracts and dependence on limited sources of supply. In addition to these risks and uncertainties, investors should review the risks and uncertainties contained in our filings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended December 31, 2015 as amended by Amendment No. 1 filed with the SEC on April 28, 2016; our subsequent Quarterly Report on Form 10-Q for the quarter ended March 31, 2016; and our Current Reports on Form 8-K. In addition, when available, investors should review the information to be set forth under the caption “Risk Factors” in MaxLinear’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016. All forward-looking statements are based on the estimates, projections and assumptions of management as of May 9, 2016, and MaxLinear is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP net income, gross profit percentage, operating expenses, operating margins and earnings per share. These supplemental measures exclude the effects of (i) stock-based compensation expense and its related tax effect, if any; (ii) an accrual related to our performance based bonus plan for 2016, which we currently intend to settle in shares of our class A common stock; (iii) an accrual related to our performance based bonus plan for 2015, which we intend to settle in shares of our class A common stock in 2016; (iv) an accrual related to our performance based bonus plan for 2014, which we settled in stock in May 2015; (v) amortization of purchased intangible assets; (vi) severance charges; (vii) restricted merger proceeds and contingent consideration and incentive award; (viii) acquisition and integration costs related to our recently completed acquisitions; (ix) professional fees and settlement costs related to our previously disclosed IP litigation matters; (x) impairment losses for intangible assets; (xi) restructuring charges related to our acquisition of Entropic; and (xii) release of valuation allowance due to net deferred tax liability acquired. These non-GAAP measures are not in accordance with and do not serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

We believe that non-GAAP financial measures can provide useful information to both management and investors by excluding certain non-cash and other one-time expenses that are not indicative of our core operating results. Among other uses, our management uses non-GAAP measures to compare our performance relative to forecasts and strategic plans and to benchmark our performance externally against competitors. In addition, management’s incentive compensation will be determined in part using these non-GAAP measures because we believe non-GAAP measures better reflect our core operating performance.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Our equity incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results. Stock-based compensation expense has been and will continue to be a significant recurring expense for MaxLinear. In addition, we exclude the related tax effect of stock-based compensation expense, if any, from non-GAAP net income.

Bonuses under our executive and non-executive bonus programs have been excluded from our non-GAAP net income for all periods reported. Bonus payments for the 2014 and first half of the 2015 performance periods were settled through the issuance of shares of Class A common stock under our equity incentive plans in May and August 2015, and we currently expect that bonus payments under our 2015 programs for the second half of 2015 will also be settled in Class A common stock in May 2016. While we include the dilutive impact of equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

Restricted stock units granted under our equity incentive plan to Physpeed continuing employees if certain 2015 and 2016 revenue targets are met contingent upon continued employment reflect a non-cash charge that we exclude from non-GAAP net income.

Expenses incurred in relation to acquisitions include amortization of purchased intangible assets, acquisition and integration costs primarily consisting of professional and consulting fees, restricted merger proceeds which represent merger proceeds held back from the former principal shareholders of Physpeed which will be paid on a quarterly basis through October 31, 2016 and the change in fair value of contingent consideration.

Restructuring charges incurred are related to our restructuring plan which addresses issues primarily relating to the integration of the Company and Entropic businesses. Severance charges incurred relate primarily to our exit of research and development activities in Shanghai, China, and other non-recurring charges related to the termination of employees and transitional employees from the Entropic acquisition.

Impairment losses related to the impairments taken on the fair value of acquired intangible assets.

Expenses incurred in relation to our intellectual property litigation include professional fees incurred.

The acquisitions of Entropic and Physpeed resulted in a net deferred tax liability, which led to the release of valuation allowance and a benefit (provision) for income taxes.

Reconciliations of non-GAAP measures for the historic periods disclosed in this press release appear below. Because of the inherent uncertainty associated with our ability to project future charges, particularly related to stock-based compensation and its related tax effects as well as potential impairments, we have not provided a reconciliation for non-GAAP guidance provided for the second quarter 2016.

About MaxLinear, Inc.

MaxLinear, Inc. (NYSE:MXL) is a global provider of integrated, radio frequency, and mixed-signal integrated circuits and SoCs. The company is a pioneer in multimedia over coax alliance (MoCA) technology and its products serve broadband communications and infrastructure industries, including cable TV, satellite TV, data center, metro, and long-haul optical transport network applications. MaxLinear is headquartered in Carlsbad, California. For more information, please visit www.maxlinear.com.

MXL is MaxLinear’s registered trademark. Other trademarks appearing herein are the property of their respective owners.

MaxLinear, Inc. Investor Relations Contact:

Gideon Massey

Investor Relations Specialist

Tel: 949-333-0056

gmassey@maxlinear.com

MaxLinear, Inc. Corporate Contact:

Adam Spice

Chief Financial Officer

Tel: 949-333-0092

MAXLINEAR, INC.

UNAUDITED GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31, 2016 (1)	December 31, 2015 (1)	March 31, 2015
Net revenue	$102,685	$98,949	$35,396
Cost of net revenue	41,515	43,189	13,725

Gross profit	61,170	55,760	21,671
Operating expenses:
Research and development	23,752	22,640	15,281
Selling, general and administrative	13,610	17,960	10,944
Impairment losses	—	21,600	—
Restructuring charges	2,106	2,272	—

Total operating expenses	39,468	64,472	26,225

Income (loss) from operations	21,702	(8,712)	(4,554)
Interest income	170	107	70
Other income (expense), net	(198)	117	(34)

Income (loss) before income taxes	21,674	(8,488)	(4,518)
Provision for income taxes	2,558	56	204

Net income (loss)	$19,116	$(8,544)	$(4,722)

Net income (loss) per share:
Basic	$0.31	$(0.14)	$(0.12)

Diluted	$0.29	$(0.14)	$(0.12)

Shares used to compute net income (loss) per share:
Basic	62,585	61,895	38,015

Diluted	65,818	61,895	38,015

(1)	Includes three months of Entropic operations.

MAXLINEAR, INC.

UNAUDITED GAAP CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31, 2016 (1)	December 31, 2015 (1)	March 31, 2015
Operating Activities
Net income (loss)	$19,116	$(8,544)	$(4,722)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Amortization and depreciation	5,772	9,479	1,639
Impairment of intangible assets	—	21,600	—
Provision for losses on accounts receivable	—	178	—
Provision for inventory reserves	38	155	—
Amortization of investment premiums, net	149	293	149
Stock-based compensation	5,109	5,364	3,719
Deferred income taxes	233	(197)	—
Loss on disposal of property and equipment	—	113	—
Gain on sale of available-for-sale securities	—	(42)	—
Change in fair value of contingent consideration	86	253	(183)
Loss on foreign currency	124	—	—
Impairment of leases	—	2,002	—
Changes in operating assets and liabilities:
Accounts receivable	1,359	(811)	(2,143)
Inventory	2,984	3,667	(1,991)
Prepaid and other assets	(2,416)	3,795	(416)
Accounts payable, accrued expenses and other current liabilities	3,080	(14,755)	3,015
Accrued compensation	3,231	(673)	1,874
Deferred revenue and deferred profit	2,457	(72)	21
Accrued price protection liability	(1,583)	322	2,647
Other long-term liabilities	(785)	2,431	159

Net cash provided by operating activities	38,954	24,558	3,768
Investing Activities
Purchases of property and equipment	(3,222)	(1,516)	(1,024)
Purchases of available-for-sale securities	(37,773)	(27,697)	(16,153)
Maturities of available-for-sale securities	10,300	11,521	16,190

Net cash used in investing activities	(30,695)	(17,692)	(987)
Financing Activities
Repurchases of common stock	(3)	—	—
Net proceeds from issuance of common stock	1,727	3,604	248
Minimum tax withholding paid on behalf of employees for restricted stock units	(1,092)	(613)	(265)
Equity issuance costs	—	—	(697)

Net cash provided by (used in) financing activities	632	2,991	(714)

Effect of exchange rate changes on cash and cash equivalents	(7)	(50)	6
Increase in cash and cash equivalents	8,884	9,807	2,073
Cash and cash equivalents at beginning of period	67,956	58,149	20,696

Cash and cash equivalents at end of period	$76,840	$67,956	$22,769

(1)	Includes three months of Entropic cash flows.

MAXLINEAR, INC.

UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$76,840	$67,956	$22,769
Short-term investments, available-for-sale	73,210	43,300	42,173
Accounts receivable, net	41,040	42,399	20,666
Inventory	29,421	32,443	12,849
Prepaid expenses and other current assets	6,185	3,904	3,574

Total current assets	226,696	190,002	102,031
Property and equipment, net	21,538	21,858	11,264
Long-term investments, available-for-sale	16,782	19,242	16,332
Intangible assets, net	49,293	51,355	10,191
Goodwill	49,779	49,779	1,201
Other long-term assets	2,169	2,269	490

Total assets	$366,257	$334,505	$141,509

Liabilities and stockholders’ equity
Current liabilities	$63,274	$55,832	$39,858
Other long-term liabilities	14,968	15,749	3,522
Total stockholders’ equity	288,015	262,924	98,129

Total liabilities and stockholders’ equity	$366,257	$334,505	$141,509

MAXLINEAR, INC.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in thousands, except per share data)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
GAAP cost of net revenue	$41,515	$43,189	$13,725
Stock based compensation	(43)	(44)	(35)
Performance based equity	(101)	(97)	(5)
Amortization of purchased intangible assets	(1,582)	(1,578)	—

Non-GAAP cost of net revenue	39,789	41,470	13,685
GAAP R&D expenses	23,752	22,640	15,281
Stock based compensation	(3,063)	(2,850)	(2,340)
Incentive award compensation	(216)	(1,106)	77
Performance based equity	(1,181)	(1,227)	(390)
Amortization of purchased intangible assets	(96)	(96)	(116)
Severance charges	—	(22)	(665)
Restricted merger proceeds and contingent consideration	(208)	(210)	(208)

Non-GAAP R&D expenses	18,988	17,129	11,639
GAAP SG&A expenses	13,610	17,960	10,944
Stock based compensation	(1,737)	(1,278)	(1,344)
Incentive award compensation	(50)	(86)	9
Performance based equity	(595)	(642)	(355)
Amortization of purchased intangible assets	(296)	(4,938)	—
Acquisition and integration costs	76	(13)	(2,504)
Restricted merger proceeds and contingent consideration	(86)	(251)	183
Severance charges	—	(143)	(7)
IP litigation costs, net	(462)	(325)	(627)

Non-GAAP SG&A expenses	10,460	10,284	6,299
GAAP restructuring expenses	2,106	23,872	—
Impairment losses	—	(21,600)	—
Restructuring charges	(2,106)	(2,272)	—

Non-GAAP restructuring expenses	—	—	—
GAAP income tax expense (benefit)	2,558	56	—
Record valuation allowance due to net deferred liability acquired	—	165	—

Non-GAAP income tax expense	2,558	221	—
GAAP net income (loss)	19,116	(8,544)	(4,722)
Total Adjustments	(11,746)	(38,613)	(8,327)

Non-GAAP net income	30,862	30,069	3,605

Shares used in computing non-GAAP basic net income per share	62,585	61,895	38,015

Shares used in computing GAAP diluted net income (loss) per share	65,818	61,895	38,015
Dilutive common stock equivalents	—	3,284	2,027

Shares used in computing non-GAAP diluted net income per share	65,818	65,179	40,042

Non-GAAP basic net income per share	$0.49	$0.49	$0.09

Non-GAAP diluted net income per share	$0.47	$0.46	$0.09

MAXLINEAR, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
GAAP cost of net revenue	40.4%	43.6%	38.8%
Stock based compensation	—%	—%	(0.1)%
Performance based equity	(0.1)%	(0.1)%	—%
Amortization of purchased intangible assets	(1.6)%	(1.6)%	—%

Non-GAAP cost of net revenue	38.7%	41.9%	38.7%
GAAP R&D expenses	23.1%	22.9%	43.2%
Stock based compensation	(3.0)%	(2.9)%	(6.6)%
Incentive award compensation	(0.2)%	(1.1)%	0.2%
Performance based equity	(1.1)%	(1.2)%	(1.1)%
Amortization of purchased intangible assets	(0.1)%	(0.1)%	(0.3)%
Severance charges	—%	—%	(1.9)%
Restricted merger proceeds and contingent consideration	(0.2)%	(0.2)%	(0.6)%

Non-GAAP R&D expenses	18.5%	17.3%	32.9%
GAAP SG&A expenses	13.3%	18.2%	30.9%
Stock based compensation	(1.7)%	(1.3)%	(3.8)%
Incentive award compensation	—%	(0.1)%	—%
Performance based equity	(0.6)%	(0.6)%	(0.9)%
Amortization of purchased intangible assets	(0.3)%	(5.0)%	—%
Acquisition and integration costs	0.1%	—%	(7.1)%
Restricted merger proceeds and contingent consideration	(0.1)%	(0.3)%	0.5%
Severance charges	—%	(0.1)%	—%
IP litigation costs, net	(0.5)%	(0.3)%	(1.8)%

Non-GAAP SG&A expenses	10.2%	10.4%	17.8%
GAAP restructuring expenses	2.1%	24.1%	—%
Impairment Losses	—%	(21.8)%	—%
Restructuring Charges	(2.1)%	(2.3)%	—%

Non-GAAP restructuring expenses	—%	—%	—%
GAAP income tax expense	2.5%	0.1%	—%
Record valuation allowance due to net deferred liability acquired	—%	0.2%	—%

Non-GAAP income tax expense	2.5%	0.3%	—%
GAAP net income (loss)	18.6%	(8.6)%	(13.3)%
Total adjustments	(11.5)%	(39.0)%	(23.5)%

Non-GAAP net income	30.1%	30.4%	10.2%